Exhibit 99.1

Contact:	Brian J. Begley
Vice President, Investor Relations
(215) 546-5005
(215) 553-8455 (facsimile)

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS FIRST QUARTER 2009 RESULTS

Philadelphia, PA, May 11, 2009 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or “Atlas Pipeline”) and its subsidiaries, today reported its results for the first quarter 2009. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights and 5.8 million common and 15,000 $1,000 par value 12% preferred limited partnership units of Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline.

On a GAAP basis, the Partnership had a net loss attributable to common limited partners of $3.1 million for the first quarter 2009 compared with a loss of $2.8 million for the prior year first quarter. The increase in net loss attributable to common limited partners was due to lower average commodity prices, partially offset by higher system-wide volumes. Please see today’s APL press release regarding its first quarter 2009 earnings for further information regarding its results.

On March 30, 2009, the Partnership, pursuant to its right within the Class B Preferred Units Certificate of Designation, purchased an additional 5,000 of APL’s 12% Class B Preferred Units of limited partner interest (the “Class B Preferred Units”) for cash consideration of $1,000 per Class B Preferred Unit. APL used the proceeds from the sale of the Class B Preferred Units for general partnership purposes. The Class B Preferred Units will receive distributions of 12.0% per annum, paid quarterly to the Partnership on the same date as APL’s distribution payment date for its common units. Additionally, on March 30, 2009, the Partnership and APL agreed to amend the terms of the Class B Preferred Units Certificate of Designation to remove the conversion feature, thus the Class B Preferred Units are not convertible into APL common units. The amended Class B Preferred Units Certificate of Designation also gives APL the right at any time to redeem some or all of the outstanding Class B Preferred Units for cash, or an amount equal to the Class B Preferred Unit Liquidation Value being redeemed, provided that such redemption must be exercised for no less than the lesser of a) 2,500 Class B Preferred Units or b) the number of remaining outstanding Class B Preferred Units.

On March 31, 2009, Atlas Pipeline entered into an agreement with a subsidiary of The Williams Companies, Inc. (NYSE: WMB – “Williams”) to form a joint venture, Laurel Mountain Midstream, LLC (the “joint venture”), which will own and operate the Atlas Pipeline’s Appalachia Basin natural gas gathering system, which include gathering and processing assets in the Marcellus Shale region in southwestern Pennsylvania, and excludes Atlas Pipeline’s Northern Tennessee operations. Atlas Pipeline will receive approximately $90.0 million in cash, a preferred equity right to proceeds under a $25.5 million obligation (the “Obligation”) from Williams, and a 49% equity interest in the joint venture. The Obligation amortizes in equal principal installments over a three-year period following the closing of the transaction, and the right to receive accrued principal and interest can be converted at Atlas Pipeline’s option into an equivalent sum to pay joint venture capital expenditures Atlas Pipeline would otherwise be required to fund under the joint venture agreement. The agreement assesses the initial enterprise value of the system in Pennsylvania, New York, Ohio and West Virginia at $250.0 million. The new joint venture intends to be the leading gathering system in the southwestern Pennsylvania portion of the Marcellus Shale. Although the system will be operated on a day-to-day basis by Williams, all important decisions will be made jointly by Atlas Pipeline and Williams. The transaction is expected to close during the second quarter of 2009. Atlas Pipeline will use the $90.0 million of net proceeds from the transaction to reduce borrowings under its senior secured credit facility.

On April 7, 2009, Atlas Pipeline entered into a definitive agreement with Spectra Energy Partners, LP to sell its NOARK natural gas gathering and interstate transmission system (“NOARK”) for approximately $300.0 million in cash.

The transaction closed on May 4, 2009 and the Partnership used the net proceeds from the transaction to reduce borrowings under its senior secured term loan and credit facility.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s first quarter 2009 results on Monday, May 11, 2009 at 11:00 am EST by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 1:00 pm EST on Monday, May 11, 2009. To access the replay, dial 1-888-286-8010 and enter conference code 88421178.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 8,750 miles of active intrastate gas gathering pipeline. In Appalachia, it owns and operates approximately 1,800 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact InvestorRelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.

Atlas America, Inc. owns approximately 48% of the Class B common unit interests and all of the management incentive interests in Atlas Energy Resources, LLC. Atlas America, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. and a 64% interest in Atlas Pipeline Holdings, L.P., a limited partnership which owns the general partner interest, all the incentive distribution rights and 5.8 million common units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at InvestorRelations@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands, except per unit amounts)

	Three Months Ended March 31,
	2009	2008
STATEMENTS OF OPERATIONS

Revenue:
Natural gas and liquids	$158,618	$366,119
Transportation, compression, and other fees – affiliates	10,068	9,159
Transportation, compression, and other fees – third parties	16,412	14,862
Other income (loss), net	5,149	(86,750)

Total revenue and other income (loss), net	190,247	303,390

Costs and expenses:
Natural gas and liquids	138,059	276,664
Plant operating	13,823	14,935
Transportation and compression	4,767	3,812
General and administrative	10,108	5,277
Compensation reimbursement – affiliates	375	1,129
Depreciation and amortization	24,680	21,844
Interest	21,691	20,822
Asset impairment	—	3,981

Total costs and expenses	213,503	348,464

Net loss	(23,256)	(45,074)
Loss attributable to non-controlling interests	(469)	(2,090)
Income attributable to non-controlling interests - Atlas Pipeline Partners, L.P.	20,642	44,344

Net loss attributable to common limited partners	$(3,083)	$(2,820)

Net loss attributable to common limited partners per unit:
Basic and Diluted	$(0.11)	$(0.10)

Weighted average common limited partner units outstanding:
Basic and Diluted	27,659	27,350

	March 31, 2009	December 31, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,533	$7,360
Total assets	2,382,993	2,418,984
Total debt	1,571,403	1,539,427
Total partners’ capital	561,619	609,852